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                                                  Exhibit 10.52



                       XOMA Corporation
                      2910 Seventh Street
                  Berkeley, California  94710




                                              November 30, 1995

[Name and Address
of Purchaser]


Gentlemen:

          Reference is made to the Offshore Securities
Subscription Agreement (the "Subscription Agreement"), dated as of the date hereof, by and between you and XOMA Corporation (the "Company"). In connection with the consummation of the transactions contemplated by the Subscription Agreement and in order to induce you to enter into the Subscription Agreement, the Company hereby agrees with you as follows:

          1. Capitalized terms used herein but not otherwise defined are used with the meanings given to such terms in the Subscription Agreement.

          2. This letter agreement supplements and, in certain instances, amends and supersedes the provisions of the Subscription Agreement. In the event of any inconsistencies between the provisions of the Subscription Agreement and this letter agreement, the provisions of this letter agreement shall control.

          3. Notwithstanding the provisions of Sections 1(b), 4(a) and 6 of the Subscription Agreement, the delivery by Purchaser of the purchase price for Purchaser's Debentures will not be required to be made to the Escrow Agent until after the Company has executed the Subscription Agreement and this letter agreement.

          4. Notwithstanding any other provisions of the Subscription Agreement to the contrary, the maximum principal amount of Debentures shall not exceed $6,500,000.


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          5.   The 40-day restricted period referred to in the
Subscription Agreement will commence on the date hereof (which shall be the Closing Date) and will expire on January 9, 1996
(which shall be 40 days after the Closing Date).

          6. In addition to the Company's representations and warranties set forth in Section 3 of the Subscription
Agreement, the Company hereby represents and warrants to Purchaser as follows:

          (a) The Company is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified as a foreign corporation in all jurisdictions where the failure to be so qualified would have a materially adverse effect on its business, taken as a whole.

          (b) Except as disclosed in the SEC Filings, there is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending or, to the knowledge of the Company, threatened, against or affecting the Company, or any of its properties, which would have a material adverse effect on the condition (financial or otherwise) or on the earnings, or business affairs of the Company, or which might materially and adversely affect the properties or assets thereof taken as a whole.

          (c) The Company is not in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any material indenture, mortgage, deed of trust or other material instrument or agreement to which it is a party or by which it or its property may be bound; and neither the execution, nor the delivery by the Company of, nor the performance by the Company of its obligations under, the Subscription Agreement, this letter agreement or the Purchaser's Debentures will conflict with or result in the breach or violation of any of the terms or provisions of, or constitute a default or result in the creation or imposition of any lien or charge on any assets or properties of the Company under any material indenture, mortgage, deed of trust or other material agreement or instrument to which the Company is a party or by which it is bound or the Certificate of Incorporation or Bylaws of the Company, or (assuming that the representations and warranties of the Purchaser in Section 2 of the Subscription Agreement and of the distributor to the Company are true and correct) any U.S. statute or decree, judgment, order, rule or regulation of any U.S. court or U.S.

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governmental agency or body having jurisdiction over the Company or its properties, the conflict of, breach, violation or default of or under which would have a material adverse effect on the Company's business or financial condition.

          (d)  None of the Company's filings with the
Securities and Exchange Commission since January 1, 1995 contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading. The Company has since January 1, 1995 timely filed all requisite forms, reports and exhibits thereto with the Securities and Exchange Commission.

          7. For so long as any Purchaser's Debentures held by the Purchaser remain outstanding, the Company covenants and agrees with the Purchaser that:

          (a) It will reserve from its authorized but unissued shares of Common Stock a sufficient number of shares of Common
Stock to permit the conversion in full of the outstanding
Purchaser's Debentures, subject only to the limitation described in Section 5 of the Debenture certificate.

          (b) It will maintain the listing of its Common Stock on the NASDAQ National Market System or a national securities exchange, unless de-listed as a result of a merger, consolidation or similar business combination involving the Company and a company, whether publicly owned or privately held, whose principal lines of business include the development, manufacture, marketing or sale of products or services in the health care industry and whose annual revenues for its most recently completed fiscal year exceeded
$100 million (or the equivalent in foreign currency) or any subsidiary or other affiliate of such a company.

          (c) It will cause to be issued to the Purchaser upon conversion of Purchaser's Debentures in accordance with the provisions of the Subscription Agreement and the Debentures unlegended certificates representing the shares of Common Stock issuable upon such conversion and the Company will cause such shares to be so issued without stop transfer instructions.

          (d) The Company will use its commercially reasonable efforts to cause its transfer agent to transmit the certificates representing shares of Common Stock issuable upon conversion of any Purchaser's Debentures (together with the

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certificates representing the Purchaser's Debentures not so converted) to the Purchaser via express courier within three business days after the date the Company has received the original Notice of Conversion and Purchaser's Debentures certificate being so converted.

          8. Registration. The Company agrees that (A) upon demand by the Purchaser as a result of a statutory change or a regulatory development by the U.S. Securities and Exchange Commission (including, but not limited to, an amendment or proposed amendment of Regulation S) which provides a reasonable basis for concluding that the ability of the Purchaser to sell the shares of Common Stock issuable upon conversion of the Purchaser's Debentures (the "Underlying Shares") without registration under the 1933 Act has been materially impaired or
(B) if upon conversion of Purchaser's Debentures effected by the Purchaser pursuant to the terms of the Subscription Agreement and the terms of the Purchaser's Debentures the Company fails to issue certificates for the Underlying Shares to the Purchaser bearing no restrictive legend in violation of the terms of the Subscription Agreement and the Purchaser's Debentures, then the Company shall be required, at the request of the Purchaser and at the Company's expense, to effect the registration of the Underlying Shares issuable upon conversion of the Purchaser's Debentures under the Securities Act of 1933, as amended (the "Act"), and relevant Blue Sky laws as promptly as is reasonably practicable. The Company and the Purchaser shall cooperate in good faith in connection with the furnishing of information required for such registration and the taking of such other actions as may be legally or commercially necessary in order to effect such registration. The Company shall file a registration statement within 30 days of Purchaser's demand therefor and shall use its commercially reasonable efforts to cause such registration statement to become effective as soon as reasonably practicable thereafter and in any event within 120 days of the date of the initial filing thereof. Such efforts shall include, but not be limited to, responding to all comments received from the staff of the Securities and Exchange Commission, providing Purchaser's counsel with a contemporaneous copy of all written communications from and to the staff of the Securities and Exchange Commission with respect to such registration statement and promptly preparing and filing amendments to such registration statement which are responsive to the comments received from the staff of the Securities and Exchange Commission. Once declared effective by the Securities and Exchange Commission, the Company shall cause such registration statement to remain effective until the earlier of (i) the sale

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by the Purchaser of all Underlying Shares registered or (ii)
120 days after the effective date of such registration statement.

In the event that the Company has not effected the registration of the Underlying Shares issuable upon the conversion of the Purchaser's Debentures under the Act and relevant Blue Sky Laws within 150 days after the date of the Purchaser's demand therefor, the Company shall pay to the Purchaser by wire transfer, as liquidated damages for such failure and not as a penalty, an amount in cash equal to $12,500, which amount shall be reduced pro rata based on the relationship between either (x) the number of Underlying Shares still held by the Purchaser at the time such payment becomes due to which clause (A) above applies and the aggregate number of Underlying Shares which would have been issuable to Purchaser if Purchaser had converted the entire aggregate principal amount of Debentures originally purchased by the Purchaser on the initial date on which Purchaser first exercised its conversion rights with respect to such Debentures or (y) the amount of Debentures still held by the Purchaser at the time such payment becomes due which the Company has failed to convert as described in clause (B) above and the aggregate principal amount of Debentures originally purchased by the Purchaser, as the case may be. Such payment shall be made to Purchaser immediately upon expiration of the 150-day period referenced in the preceding sentence if the registration of the Underlying Shares is not effected by such date; provided, however, that the payment of such liquidated damages shall not relieve the Company from its obligations to register the Underlying Shares pursuant to this provision.

          9. The Company agrees that it will not, for a period of 100 days following the Closing Date, incur any Senior Debt during such period unless the Purchaser's Debentures will rank pari passu in right of payment with such indebtedness for such period or the Purchaser consents to such incurrence.

          10. In addition to the provisions of Section 4(c) of the Subscription Agreement, each party hereto hereby agrees to indemnify, defend and hold the other party harmless from and against any and all loss, liability, damage or expense (including, but not limited to, reasonable attorneys' fees) incurred or suffered by the other party as a result of a breach of any representation, warranty, covenant or agreement made by the breaching party to the other party as set forth in the Subscription Agreement, the Debenture or this letter agreement except to the extent such loss, liability, damage or expense results from the gross negligence, willful misconduct or bad

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faith of the party seeking indemnification.  In order for a party (the "indemnified party") to be entitled to any indemnification provided for hereunder in respect of, arising out of or involving a claim or demand made by any person, firm, governmental authority or corporation against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim as promptly as reasonably possible after receipt by such indemnified party of notice of the Third Party Claim; provided, however, that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party and shall pay the reasonable fees and expenses of such counsel related thereto. Should the indemnifying party elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal fees and expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood, however, that the indemnifying party shall control such defense. Subject to the third preceding sentence, the indemnifying party shall be liable for the reasonable fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend any Third Party Claim, the parties hereto shall cooperate in the defense or prosecution of such Third Party Claim. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld).

          11.  For purposes of Section 10 of the Subscription
Agreement and Section 4 of the Debenture, the Notice of Conversion may be delivered to the Company by fax to the following number: (510) 649-7571.

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          12.  This letter agreement and the rights and
obligations of the parties hereunder shall be governed by, interpreted and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

          13. This letter agreement may be executed in one or more counterparts, each of which shall be an original but all of which shall collectively constitute a single instrument.

                              Very truly yours,

                              XOMA CORPORATION


                              By:  ______________________________
                                   Name:  John L. Castello
                                   Title: Chairman of the Board,
                                          President and Chief
                                          Executive Officer

ACCEPTED AND AGREED:

[PURCHASER]

By:  _________________________
     Name:
     Title:

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